Exhibit 99.1
FOR IMMEDIATE RELEASE

April 27, 2020

Contact:

Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445

Federal Home Loan Bank of Dallas
Reports First Quarter 2020 Operating Results

DALLAS, TEXAS, April 27, 2020 - The Federal Home Loan Bank of Dallas (Bank) today reported net income of $51.6 million for the quarter ended March 31, 2020. In comparison, for the quarters ended December 31, 2019 and March 31, 2019, the Bank reported net income of $61.7 million and $58.4 million, respectively.

Total assets at March 31, 2020 were $83.8 billion, compared with $75.4 billion at December 31, 2019. The $8.4 billion increase in total assets for the first quarter was attributable primarily to an increase in the Bank's advances ($9.8 billion), partially offset by a decrease in the Bank's short-term liquidity holdings ($2.4 billion).

Advances totaled $46.9 billion at March 31, 2020, compared with $37.1 billion at December 31, 2019. The Bank's mortgage loans held for portfolio totaled $4.3 billion at March 31, 2020, as compared to $4.1 billion at December 31, 2019.

The carrying value of the Bank's long-term held-to-maturity securities portfolio, which is comprised substantially of U.S. agency residential mortgage-backed securities (MBS), totaled approximately $1.2 billion at both March 31, 2020 and December 31, 2019. The carrying value of the Bank's long-term available-for-sale securities portfolio, which is comprised substantially of U.S. agency debentures and U.S. agency commercial MBS, totaled $17.5 billion at March 31, 2020, as compared to $16.8 billion at December 31, 2019. At March 31, 2020 and December 31, 2019, the Bank also held a $0.1 billion long-term U.S. Treasury Note classified as trading.

The Bank's short-term liquidity holdings are typically comprised of overnight interest-bearing deposits, overnight federal funds sold, overnight reverse repurchase agreements, U.S. Treasury Bills, U.S. Treasury Notes and, from time to time, may also include cash held at the Federal Reserve. At March 31, 2020 and December 31, 2019, the Bank's short-term liquidity holdings totaled $13.4 billion and $15.8 billion, respectively.

The Bank's retained earnings increased to $1.267 billion at March 31, 2020 from $1.233 billion at December 31, 2019. On March 30, 2020, a dividend of $15.0 million was paid to the Bank's shareholders.

Additional selected financial data as of and for the quarter ended March 31, 2020 (and, for comparative purposes, as of December 31, 2019, and for the quarters ended December 31, 2019 and March 31, 2019) is set forth below. Further discussion and analysis regarding the Bank's results will be included in its Form 10-Q for the quarter ended March 31, 2020 to be filed with the Securities and Exchange Commission.

About the Federal Home Loan Bank of Dallas

The Federal Home Loan Bank of Dallas is one of 11 district banks in the FHLBank System, which was created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to approximately 805 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank's website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Quarter Ended March 31, 2020
(Unaudited, in thousands)

	March 31, 2020	December 31, 2019
Selected Statement of Condition Data:

Assets
Investments (1)	$31,034,986	$33,918,055
Advances	46,922,518	37,117,455
Mortgage loans held for portfolio, net	4,282,180	4,075,464
Cash and other assets (2)	1,567,769	270,631
Total assets	$83,807,453	$75,381,605

Liabilities
Consolidated obligations
Discount notes	$43,953,217	$34,327,886
Bonds	34,186,393	35,745,827
Total consolidated obligations	78,139,610	70,073,713
Mandatorily redeemable capital stock	6,779	7,140
Other liabilities	1,944,809	1,502,784
Total liabilities	80,091,198	71,583,637
Capital
Capital stock — putable	2,700,176	2,466,242
Retained earnings	1,267,039	1,232,677
Total accumulated other comprehensive income (loss)	(250,960)	99,049
Total capital	3,716,255	3,797,968
Total liabilities and capital	$83,807,453	$75,381,605

Total regulatory capital (3)	$3,973,994	$3,706,059

	For the	For the	For the
	Quarter Ended	Quarter Ended	Quarter Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Selected Statement of Income Data:
Net interest income (4) (5)	$45,592	$90,811	$71,978
Other income (loss)	35,390	2,299	16,977
Other expense	23,668	24,572	24,065
AHP assessment	5,734	6,858	6,494
Net income	$51,580	$61,680	$58,396

(1)
Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.

(2)	At March 31, 2020, the Bank's cash and other assets included excess cash of $1.090 billion that was held at the Federal Reserve.

(3)	As of March 31, 2020 and December 31, 2019, total regulatory capital represented 4.74 percent and 4.92 percent, respectively, of total assets as of those dates.

(4)	Net interest income is net of the provision for mortgage loan losses.

(5)
The Bank records hedge ineffectiveness associated with fair value hedging relationships in net interest income in accordance with the provisions of ASU 2017-12, "Targeted Improvements to Accounting for Hedging Activities." Prior to the adoption of ASU 2017-12, these amounts were recorded in other income (loss). During the quarters ended March 31, 2020, December 31, 2019 and March 31, 2019, fair value hedge ineffectiveness increased (reduced) net interest income by $(36.890) million, $13.335 million and $(9.340) million, respectively.

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